PROSPECTUS Filed Pursuant to Rule 424(b)(3)

Registration No. 333-284670

9,332,250 Shares of Common Stock

8,065,210 Shares of Common Stock Issuable Upon the Exercise of Warrants to Purchase Common Stock

This prospectus covers the offer and resale by the selling stockholders identified in this prospectus of up to an aggregate of 17,397,460 shares of common stock, par value $0.0001 per share (the “common stock”), of Carmell Corporation (the “Company,” “we,” “us,” or “our”), consisting of (i) 8,065,210 outstanding shares of common stock that were issued pursuant to a securities purchase agreement, dated as of December 23, 2024 (the “Securities Purchase Agreement”), by and among the Company and the investors named therein (the “Private Placement Investors” and such shares, the “Securities Purchase Agreement Shares”), (ii) 1,149,226 outstanding shares of common stock (the “Closing Shares”) that were issued to Elevai Skincare, Inc., a Delaware corporation (“Seller” and together with the Private Placement Investors, the “Selling Stockholders”), in connection with the acquisition of substantially all of the assets, and assumption of certain of the liabilities, by Cutis Cura Corporation (“Buyer”), a wholly-owned subsidiary of the Company, of Seller and PMGC Holdings Inc., a Nevada corporation and successor to Elevai Labs Inc., a Delaware corporation (“Parent”), related to Seller’s skincare and haircare business (the “Acquisition”), pursuant to an Asset Purchase Agreement, dated as of December 31, 2024 (the “Asset Purchase Agreement”)|, by and among the Company, Buyer, Parent and Seller, (iii) up to 117,814 shares of common stock issuable to Seller pursuant to the Asset Purchase Agreement that were withheld by the Company at the closing of the Acquisition (the “Acquisition Closing”) to secure the indemnification obligations of Seller and Parent under the Asset Purchase Agreement for 12 months following the Acquisition Closing (the “Holdback” and such shares, the “Holdback Shares”); and (ii) 8,065,210 shares of common stock (the “Warrant Shares” and together with the Securities Purchase Agreement Shares, the Closing Shares and the Holdback Shares, the “Shares”) issuable upon the exercise of outstanding warrants to purchase up to an aggregate of 8,065,210 shares of common stock at an exercise price of $0.23 per share (the “Common Stock Warrants”), which were issued to the Private Placement Investors pursuant to the Securities Purchase Agreement along with the Private Placement Shares in a private placement that closed on January 2, 2025 (the “Private Placement”).

The above referenced securities were issued in reliance upon the exemption from the registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated thereunder. We are registering the offer and resale of the Securities Purchase Agreement Shares and the Warrant Shares (together with the Securities Purchase Agreement Shares, the “Private Placement Shares”) to satisfy the provisions of the registration rights agreement by and between us and each of the Private Placement Investors (the “Registration Rights Agreement”) that we entered into in connection with the closing of the Private Placement. We are registering the offer and resale of the Closing Shares and Holdback Shares (together with the Closing Shares, the “Acquisition Shares”) to satisfy the registration rights provisions of the Asset Purchase Agreement, pursuant to which we agreed to register the resale of the Acquisition Shares.

We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale by the Selling Stockholders of the Shares. Upon any exercise of the Common Stock Warrants by payment of cash, we will receive the exercise price of such Common Stock Warrants, which if exercised in cash with respect to all of the Common Stock Warrants, would result in gross proceeds to us of approximately $1.85 million. However, we cannot predict when and in what amounts or if the Common Stock Warrants will be exercised by payments of cash and it is possible that the Common Stock Warrants may expire and never be exercised, in which case we would not receive any cash proceeds from their exercise.

Sales of the Shares by the Selling Stockholders may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may sell shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders, the purchasers of the Shares, or both.

We are paying the cost of registering the Shares covered by this prospectus as well as various related expenses. The Selling Stockholders are responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of the Shares.

Our common stock is listed on the Nasdaq Capital Market under the symbol “CTCX.” On February 11, 2025, the last reported sale price of our common stock was $0.2964 per share.

We are a “smaller reporting company” and have elected to comply with certain reduced public company reporting requirements. In addition, we are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before making an investment decision, please read the information under “Risk Factors” beginning on page 7 of this prospectus and elsewhere in any supplements for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 12, 2025

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 (the “Registration Statement”) that we filed with the U.S. Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. By using this registration process, the Selling Stockholders may offer and sell shares of our common stock from time to time in one or more transactions as described under “Plan of Distribution”.

This prospectus provides you with a general description of us and our securities. We may add, update or change in a prospectus supplement any of the information contained in this prospectus or the documents incorporated by reference. For further information about our business and our securities, you should refer to the Registration Statement, including its exhibits, and the reports incorporated by reference in this prospectus, as described in “Where You Can Find More Information” and “Incorporation of Documents by Reference”. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the Registration Statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. You should rely only on the information contained in this prospectus and in any prospectus supplement (including in any documents incorporated by reference herein or therein). You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold on a later date. We and the Selling Stockholders named in this prospectus have not authorized anyone to provide you with any different information.

Unless the context indicates otherwise, in this prospectus, the terms “Carmell,” the “Company,” “our company,” “we,” “us,” or “our,” prior to the closing of the Business Combination (as defined below), are intended to refer to Carmell Therapeutics Corporation, a Delaware corporation, and after the closing of the Business Combination, are intended to refer to Carmell Corporation, a Delaware corporation, and its consolidated subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are intended to be covered by the “safe harbor” created by those sections. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Such statements include, but are not limited to, the launch and commercialization of our products, the impact of the Private Placement on the outstanding shares of our common stock and the execution of our business strategy, as well as all other statements other than statements of historical fact included in this prospectus.

We cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. These forward-looking statements are subject to a number of significant risks and uncertainties that could cause actual results to differ materially from expected results, including, those described under the caption “Risk Factors” in this prospectus, and in our reports filed with the SEC. Most of these factors are outside of Carmell’s control and are difficult to predict. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame or at all. Any forward- looking statement made by us in this prospectus is based only on information currently available to us and speaks only as of the date on which it is made. Except as required by law, we undertake no obligation to publicly update any forward-looking statement contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

PROSPECTUS SUMMARY

This summary contains basic information about us and our business but does not contain all of the information that is important to your investment decision. You should carefully read this summary together with the more detailed information contained elsewhere in this prospectus, any applicable prospectus supplement, and any documents incorporated herein by reference before making an investment decision. Investors should carefully consider the information set forth under the caption “Risk Factors” appearing elsewhere in this prospectus.

Overview

Carmell is a bio-aesthetics company that utilizes the Carmell SecretomeTM to support skin and hair health. The Carmell SecretomeTM consists of a potent cocktail of growth factors and proteins extracted from allogeneic human platelets sourced from U.S. Food and Drug Administration-approved tissue banks. Over the past seven years, Carmell has extensively tested the technology underpinning the Carmell SecretomeTM. In addition, we have developed a novel microemulsion formulation that enables delivery of lipophilic and hydrophilic ingredients without relying on the Foul FourteenTM, which are 14 potentially harmful excipients that are commonly used by other companies to impart texture, stability, and other desirable physicochemical attributes to cosmetic products. Additionally, Carmell’s microemulsion formulations do not utilize mineral or vegetable oils across its entire product line and are designed to be non-comedogenic. We are also developing a line of men’s products and a line of topical haircare products. All of our cosmetic skincare and haircare products are tailored to meet the demanding technical requirements of professional care providers and discerning retail consumers. Our product pipeline also includes innovative regenerative bone and tissue healing products that are under development.

Business Combination

On July 14, 2023 (the “Closing Date”), we consummated a business combination (the “Business Combination”) pursuant to the terms of the Business Combination Agreement, date as of January 4, 2023 (the “Business Combination Agreement”), by and among Alpha Healthcare Acquisition Corp. III, a Delaware corporation and the predecessor to Carmell (“Alpha”), Carmell Therapeutics Corporation, a Delaware corporation (“Legacy Carmell”), and Candy Merger Sub, Inc., a Delaware corporation (“Merger Sub”), pursuant to which Merger Sub merged with and into Legacy Carmell, with Legacy Carmell as the surviving company of the Business Combination. Pursuant to the Business Combination Agreement, on the Closing Date, Alpha changed its name to “Carmell Therapeutics Corporation” and Legacy Carmell changed its name to “Carmell Regen Med Corporation.” On August 1, 2023, Carmell filed an amendment to its Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) with the Delaware Secretary of State to change its name to “Carmell Corporation.”

Corporate Information

Legacy Carmell was incorporated under the laws of the State of Delaware on November 5, 2008. Alpha was incorporated under the laws of the State of Delaware on January 21, 2021 in order to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities.

Our principal corporate office is located at 2403 Sidney Street, Suite 300, Pittsburgh, PA 15203, and our telephone number is (412) 894-8248. Our website is www.carmellcorp.com. The information contained in or accessible from our website is not incorporated by reference in this prospectus or in any filings we make with the SEC. We have included our website address in this prospectus solely as an inactive textual reference.

Emerging Growth Company

The Jumpstart Our Business Startups Act (the “JOBS Act”) was enacted in April 2012 with the intention of encouraging capital formation in the United States and reducing the regulatory burden on newly public companies that qualify as “emerging growth companies.” We are an emerging growth company within the meaning of the JOBS Act. As an emerging growth company, we may take advantage of certain exemptions from various public reporting requirements, including not being required to have our internal control over financial reporting be audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, certain reduced disclosure requirements related to the disclosure of executive compensation in this prospectus and in our periodic reports and proxy statements and exemptions from the requirement that we hold a nonbinding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these exemptions until we are no longer an emerging growth company.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use this extended transition period until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of the extended transition period. Accordingly, our consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

We will remain an emerging growth company until the earliest to occur of (i) the last day of the fiscal year in which we have more than $1.235 billion in annual revenue; (ii) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (iii) the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; and (iv) December 31, 2026 (the last day of the fiscal year following the fifth anniversary of the consummation of the initial public offering of Alpha (the “IPO”)).

Recent Developments

Private Placement of Shares of Common Stock and Common Stock Warrants

On December 23, 2024, we entered into the Securities Purchase Agreement with the Private Placement Investors, pursuant to which we sold and issued (i) an aggregate of 8,065,210 shares of our common stock, at a price of $0.23, and (ii) Common Stock Warrants to purchase an aggregate of up to 8,065,210 shares of common stock at an exercise price of $0.23 per share. The Company received gross proceeds from the Private Placement of approximately $1.85 million, before deducting offering fees and expenses.

The Common Stock Warrants will be exercisable on the first trading day immediately following the Stockholder Approval (as defined below) and have a term of five years from the issuance thereof. Under the Securities Purchase Agreement, the Company has agreed to hold a special or annual meeting of its stockholders within 90 days of the execution of the Securities Purchase Agreement for the purpose of obtaining the approval of the Company’s stockholders with respect to the issuance of the Warrant Shares (the “Stockholder Approval”) pursuant to the applicable rules of the Nasdaq Stock Market LLC (“Nasdaq”) and, if the Stockholder Approval is not obtained at this first meeting, to call a meeting every 90 days thereafter until the earlier of the date on which Stockholder Approval is obtained or the Common Stock Warrants are no longer outstanding.

Upon the closing of the Private Placement, the Company entered into the Registration Rights Agreement, dated January 2, 2025 (the “Registration Rights Agreement”), pursuant to which the Company agreed to, among other things, file within 30 days of the closing of the Private Placement a resale registration statement with the SEC covering the Private Placement Shares (the “Resale Registration Statement”), and to use its commercially reasonable efforts to cause the Resale Registration Statement to become effective within the timeframes specified in the Registration Rights Agreement.

Acquisition of the Elevai Skincare Business

On January 16, 2025, the Company, completed through its wholly owned subsidiary, the previously announced acquisition of substantially all of the assets (the “Purchased Assets”), and assumption of certain of the liabilities (the “Assumed Liabilities”), of Parent and Seller related to Seller’s skincare and haircare business (referred to herein as the “Acquisition”), pursuant to the Asset Purchase Agreement.

Upon the Acquisition Closing, the purchase price for the Acquisition was approximately $1.4 million, consisting of (i) the Closing Shares issued by the Company to Seller at the Acquisition Closing, as well as the Holdback Shares to be withheld by the Company for 12 months after the Acquisition Closing to secure the indemnification obligations of Seller and Parent under the Asset Purchase Agreement; (ii) Buyer’s assumption of the Assumed Liabilities; and (iii) $56,525 in cash to be paid within 60 days following the sale by Buyer of all 7,500 units of the Enfinity product and 20,000 tubes of the Empower product included in the Purchased Assets as of the Acquisition Closing. Following the Acquisition Closing, Buyer will pay the following additional earnout consideration for the Purchased Assets, if and when payable: (a) Buyer will pay to Seller, for each year ending on the anniversary of the date of the Acquisition Closing (the “Acquisition Closing Date”) during the five-year period following the Acquisition Closing, an amount, if any, equal to 5% of the Net Sales (as defined in the Asset Purchase Agreement) of Buyer generated during such year from Seller’s existing products as of the Acquisition Closing; and (b) Buyer will pay to Seller a one-time payment of $500,000 if Buyer achieves $500,000 in net revenue from sales of the Seller’s existing hair and scalp products as of the Acquisition Closing on or before the 24-month anniversary of the Acquisition Closing Date.

Pursuant to the Asset Purchase Agreement, the Company agreed to use its reasonable best efforts to register the resale of the Acquisition Shares on a registration statement on Form S-3 permitting the registration of all of the Acquisition Shares within 90 days of the Acquisition Closing and to use commercially reasonable efforts cause such registration statement to become effective within the timeframes specified in the Asset Purchase Agreement.

THE OFFERING

Common Stock offered by the Selling Stockholders

Up to 17,397,460 shares of common stock (which includes (i) an aggregate of up to 8,065,210 Warrant Shares, which are issuable upon the exercise of the Common Stock Warrants issued in the Private Placement at an exercise price of $0.23 per share and (ii) up to 117,814 Holdback Shares that were withheld by the Company at the Acquisition Closing to secure the indemnification obligations of Seller and Parent under the Asset Purchase Agreement for 12 months following the Acquisition Closing)

Common Stock Outstanding	30,119,843 shares of common stock as of January 31, 2025.
Plan of Distribution	Each Selling Stockholder will determine when and how it will sell the Shares offered in this prospectus, as described in “Plan of Distribution.”
Use of Proceeds

We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus. Upon any exercise of the Common Stock Warrants by payment of cash, we will receive the exercise price of such Common Stock Warrants, which if exercised in cash with respect to all of the Common Stock Warrants, would result in gross proceeds to us of approximately $1.85 million. However, we cannot predict when and in what amounts or if the Common Stock Warrants will be exercised by payments of cash and it is possible that the Common Stock Warrants may expire and never be exercised, in which case we would not receive any cash proceeds. We expect to use any additional proceeds received from the exercise of the Common Stock Warrants to continue to build out our commercial team and for general corporate purposes.

Nasdaq Capital Market Symbol	CTCX
Risk Factors	See the section titled “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

The Selling Stockholders named in this prospectus may offer and sell up to 17,397,460 shares of common stock (which includes (i) an aggregate of up to 8,065,210 Warrant Shares, which are issuable upon the exercise of the Common Stock Warrants issued in the Private Placement at an exercise price of $0.23 per share and (ii) up to 117,814 Holdback Shares that were withheld by the Company at the Acquisition Closing to secure the indemnification obligations of Seller and Parent under the Asset Purchase Agreement for 12 months following the Acquisition Closing). All shares of common stock offered hereby will, when issued, be fully paid and nonassessable. When we refer to the Selling Stockholders in this prospectus, we are referring to the Selling Stockholders identified in this prospectus and, as applicable, their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the Registration Statement of which this prospectus is a part.

RISK FACTORS

An investment in our securities involves a high degree of risk. This prospectus and the documents incorporated by reference herein contain a discussion of the risks applicable to an investment in our securities. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed within this prospectus and the risk factors discussed in the section entitled “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2023 and subsequent quarterly filings on Forms 10-Q, which are incorporated herein by reference. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any of the risks or uncertainties described in our SEC filings or this prospectus or any additional risks and uncertainties actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you might lose all or part of your investment.

Risks Related to our Common Stock

We expect the price of our common stock may be volatile and may fluctuate substantially.

The stock market in general and the market for cosmetics companies in particular, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. The market price for our common stock may be influenced by many factors, including:

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commercialization and sales of our products;

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the results of our efforts to discover, develop, acquire or in-license products or product candidates, if any;

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failure or discontinuation of any of our research programs;

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actual or anticipated results from, and any delays in, any future clinical validation, testing or clinical trials, as well as results of regulatory reviews relating to the approval of any product candidates we may choose to develop;

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the level of expenses related to any products or product candidates that we may choose to develop or clinical development programs we may choose to pursue;

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disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

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announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures and capital commitments;

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our ability to realize the expected value and benefits of our recent business and asset acquisitions;

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additions or departures of key scientific or management personnel;

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variations in our financial results or those of companies that are perceived to be similar to us;

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new products, product candidates or new uses for existing products introduced or announced by our competitors, and the timing of these introductions or announcements;

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results of clinical validation, testing or clinical trials of products or product candidates of our competitors;

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general economic and market conditions and other factors that may be unrelated to our operating performance or the operating performance of our competitors, including changes in market valuations of similar companies;

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regulatory or legal developments in the United States and other countries;

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changes in the structure of healthcare payment systems;

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conditions or trends in the cosmetics industries;

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actual or anticipated changes in earnings estimates, development timelines or recommendations by securities analysts;

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announcement or expectation of additional financing efforts;

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sales of common stock by us or our stockholders in the future, as well as the overall trading volume of our common stock; and

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the other factors described in this “Risk Factors” section and the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2023 and subsequently filed quarterly reports on Form 10-Q.

In the past, following periods of volatility in companies’ stock prices, securities class-action litigation has often been instituted against such companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business and financial condition.

The Selling Stockholders may sell a substantial number of shares of our common stock in this offering, which could cause the price of our common stock to decline.

In this offering, the Selling Stockholders are offering shares of our common stock. The existence of the potential additional shares of our common stock in the public market, or the perception that such additional shares may be in the market, could adversely affect the price of our common stock. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock.

Future resales of common stock may cause the market price of our securities to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

As restrictions on resale end and registration statements for the sale of the shares held by parties who have contractual registration rights are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in the market price of our common stock, or decreasing the market price itself. As a result of any such decreases in price of our common stock, purchasers who acquire shares of our common stock may lose some or all of their investment.

Any significant downward pressure on the price of our common stock as the Selling Stockholders sell the shares of our common stock, or the prospect of such shares could encourage short sales by the Selling Stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

We are an “emerging growth company,” and the reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For so long as we remain an emerging growth company, we will be permitted to and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

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not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;
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not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;
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reduced disclosure obligations regarding executive compensation; and
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exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may choose to take advantage of some, but not all, of the available exemptions. We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and the price of our common stock price may be more volatile.

We do not anticipate paying any cash dividends on our capital stock in the foreseeable future; capital appreciation, if any, will be your sole source of gain as a holder of our common stock.

We have never declared or paid cash dividends on shares of our capital stock. We currently plan to retain all of our future earnings, if any, and any cash received as a result of future financings to finance the growth and development of our business. Accordingly, capital appreciation, if any, of our common stock will be the sole source of gain for holders of our common stock for the foreseeable future.

We have received written notice from Nasdaq that we are not in compliance with their continued listing requirements and, if we are unable to regain compliance with these requirements, we could be delisted from the Nasdaq Capital Market, which would negatively impact our business, our ability to raise capital, and the market price and liquidity of our common stock.

Although our common stock is currently listed on the Nasdaq Capital Market, we may not be able to continue to meet this exchange’s minimum listing requirements for continued listing.

On August 30, 2024, we received a letter from the Listing Qualifications Department of Nasdaq (the “Department”), notifying us that we are not in compliance with Nasdaq Listing Rule 5550(b)(2) as a result of our Market Value of Listed Securities (the “MVLS”) falling below the minimum of $35 million required for continued listing on the Nasdaq Capital Market (the “MVLS Requirement”) from July 15, 2024 to August 29, 2024.

In accordance with Nasdaq Listing Rule 5810(c)(3)(C), Nasdaq has provided us with 180 calendar days, or until February 26, 2025, to regain compliance with the MVLS Requirement. To regain compliance during the 180-day period, our MVLS must be at least $35 million for a minimum of ten consecutive business days at any time during this period, after which Nasdaq will provide us with written confirmation of compliance and the matter will be closed. If we do not regain compliance with the MVLS Requirement by February 26, 2025, or qualify under an alternative listing standard, we will receive written notification from Nasdaq that our securities are subject to delisting. At that time, we may appeal any such delisting determination to a Nasdaq hearings panel.

On September 30, 2024, we received a letter from the Department notifying us that, based upon the closing bid price of our common stock for the 31 consecutive business days from August 15, 2024 to September 27, 2024, we no longer meet the requirement to maintain a minimum bid price of $1.00 per share, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”).

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), Nasdaq has provided us with 180 calendar days, or until March 31, 2025, to regain compliance with the Minimum Bid Price Requirement. To regain compliance, the closing bid price of our common stock must be at least $1.00 per share for a minimum of ten consecutive business days at any time during this 180-day period, after which Nasdaq will provide us with written confirmation of compliance and the matter will be closed. If we do not regain compliance with the Minimum Bid Price Requirement by March 31, 2025, Nasdaq may grant us an additional compliance period of 180 calendar days to regain compliance with the Minimum Bid Price Requirement if we meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the Minimum Bid Price Requirement, and provide written notice to Nasdaq of our intent to cure the deficiency during this second compliance period. However, if it appears to the Nasdaq staff that we will not be able to cure the deficiency or if we do not qualify for the second compliance period or fail to regain compliance during the second 180-day compliance period, Nasdaq will provide us notice that our common stock will be subject to delisting. At that time, we may appeal any such delisting determination to a Nasdaq hearings panel.

We may undertake a reverse stock split in order to increase the market price of our common stock so that we are able to regain compliance with the Minimum Bid Price Requirement. However, the effect of a reverse stock split upon the market price of our common stock cannot be predicted with any certainty, and the history of similar reverse stock splits for companies in like circumstances is varied. The price per share of our common stock after a reverse stock split may not reflect the exchange ratio implemented by the Company’s Board of Directors (the “Board”) and the price per share following the effective time of such reverse stock split may not be maintained for any period of time following the reverse stock split. If a reverse stock split is consummated and the trading price of the common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the reverse stock split. Even if the market price per post-reverse stock split share of our common stock remains in excess of $1.00 per share, we may be delisted due to a failure to meet other continued listing requirements, including Nasdaq requirements related to the minimum stockholders’ equity, the minimum number of shares that must be in the public float, the minimum market value of the public float and the minimum number of round lot holders.

Even if we regain compliance with the MVLS Requirement and the Minimum Bid Price Requirement, there is no guarantee that we will remain in compliance with such listing requirements or other listing requirements in the future. Any failure to maintain compliance with continued listing requirements of the Nasdaq Capital Market could result in delisting of our common stock from the Nasdaq Capital Market and negatively impact the Company and holders of our common stock, including by reducing the willingness of investors to hold our common stock because of the resulting decreased price, liquidity and trading of our common stock, limited availability of price quotations and reduced news and analyst coverage. Delisting may adversely impact the perception of our financial condition, cause reputational harm with investors, our employees and parties conducting business with us and limit our access to debt and equity financing.

Provisions in our Certificate of Incorporation and Delaware law may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our common stock and could entrench management.

Our Certificate of Incorporation contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include a staggered Board and the ability of the Board to designate the terms of and issue new series of preferred shares, which may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

We may not receive any additional funds upon the exercise of the Common Stock Warrants.

If we receive Stockholder Approval, the Common Stock Warrants may be exercised by way of cashless exercise, in which case the holder would not pay a cash purchase price upon exercise, but instead would receive upon such exercise the number of shares equal to the aggregate number of shares of common stock that would be issuable upon a cash exercise of such Common Stock Warrants less the number of shares which, when multiplied by the daily volume weighted average price on such exercise date, would equal the exercise price required for a cash exercise of such Common Stock Warrants. Accordingly, we may not receive any additional funds upon the exercise of the Common Stock Warrants.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale or other disposition of shares of our common stock held by the Selling Stockholders pursuant to this prospectus. Upon any exercise of the Common Stock Warrants by payment of cash, we will receive the exercise price of such Common Stock Warrants, which if exercised in cash with respect to all of the Common Stock Warrants, would result in gross proceeds to us of approximately $1.85 million. However, we cannot predict when and in what amounts or if the Common Stock Warrants will be exercised by payments of cash and it is possible that the Common Stock Warrants may expire and never be exercised, in which case we would not receive any cash proceeds. We expect to use any additional proceeds received from the exercise of the Common Stock Warrants to continue to build out our commercial team and for general corporate purposes.

We will bear the out-of-pocket costs, expenses and fees incurred in connection with the registration of shares of our common stock to be sold by the Selling Stockholders pursuant to this prospectus. Other than registration expenses, the Selling Stockholders will bear underwriting discounts, commissions, placement agent fees or other similar expenses payable with respect to sales of shares of our common stock.

SELLING STOCKHOLDERS

The shares of common stock being offered by the Selling Stockholders are (i) the Securities Purchase Agreement Shares previously issued to the Private Placement Investors, (ii) the Warrant Shares issuable to the Private Placement Investors upon exercise of the Common Stock Warrants, (iii) the Closing Shares previously issued to the Seller pursuant to the Asset Purchase Agreement and (iv) the Holdback Shares issuable to the Seller under the Asset Purchase Agreement.

For additional information regarding the issuances of the Shares, see “Private Placement of Shares of Common Stock” and “Acquisition of the Elevai Skincare Business” above. We are registering the Shares in order to permit the Selling Stockholders to offer the Shares for resale from time to time. Except for the ownership of the Shares, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Stockholders. The second column lists the number of shares of common stock beneficially owned by each Selling Stockholder, based on its ownership of the shares of common stock and Common Stock Warrants as of January 31, 2025, assuming exercise of the Common Stock Warrants held by the Selling Stockholders on that date, without regard to any limitations on exercise.

The third column lists the shares of common stock being offered by this prospectus by the Selling Stockholders.

In accordance with the terms of the Registration Rights Agreement with the Private Placement Investors, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to the Private Placement Investors in the “Private Placement of Shares of Common Stock and Common Stock Warrants” described above, and (ii) the maximum number of shares of common stock issuable upon exercise of the related Common Stock Warrants, determined as if the outstanding Common Stock Warrants were exercised in full as of the trading day immediately preceding the date this Registration Statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the Registration Statement, without regard to any limitations on the exercise of the Common Stock Warrants.

In accordance with the terms of the Asset Purchase Agreement, this prospectus generally covers the resale of all of the Closing Shares and the Holdback Shares.

The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Under the terms of the Common Stock Warrants, a Selling Stockholder may not exercise any such Common Stock Warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% of the outstanding shares of the Company (the “Beneficial Ownership Limitation”). The Beneficial Ownership Limitation may be increased or decreased, provided that in no event shall it exceed 9.99%, upon notice to us, provided that any increase in the beneficial ownership limitation shall not be effective until 61 days following the receipt of such notice by us. In addition, the terms of Common Stock Warrants provide that they will not be exercisable until the first trading day immediately following the Stockholder Approval. As of the date of this prospectus, we have not obtained such Stockholder Approval and, therefore, in accordance with the terms of the Common Stock Warrants, at this time, none of the Common Stock Warrants are exercisable for shares of our common stock. The number of shares in the second and fourth columns do not reflect the foregoing limitations.

In the fifth column in the table below, the percentage of shares owned after the offering is based on 30,119,843 shares of common stock outstanding as of January 31, 2025. This information has been obtained from the Selling Stockholders. Except as indicated in the footnotes to the table, we believe each Selling Stockholder possesses sole voting and investment power with respect to all of the Shares reflected as owned by such Selling Stockholder.

			After Offering
Name and Address	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Percentage of Shares Beneficially Owned
Edgar D. Jannotta Jr. Revocable Trust(1)	3,043,478	3,043,478	-	-
Granite Creek Exempt Trust(2)	2,979,330	2,608,694	370,636	1.2%
Alta Partners LLC(3)	2,173,912	2,173,912	-	-
Warwick Capital Partners LLC(4)	2,173,912	2,173,912	-	-
Stephen D’Antonio(5)	1,415,457	1,304,346	111,111	*
Elevai Skincare, Inc. (6)	1,149,226	1,267,040	-	-
Montauk, LLC(7)	1,198,067	1,086,956	111,111	*
Stephen R. Quazzo Trust(8)	914,008	869,564	44,444	*
Trust for the Descendants of Charles and Elizabeth Kontulis(9)	914,008	869,564	44,444	*
Polaris Prime Small Cap Value, L.P. (10)	479,226	434,782	44,444	*
Maxwell H. Jannotta Revocable Trust(11)	434,782	434,782	-	-
Samantha R. Jannotta Revocable Trust(12)	434,782	434,782	-	-
Alpert Family Trust(13)	349,756	260,868	88,888	*
George Jacob Savage(14)	261,834	217,390	44,444	*
Frederick Collins (15)	222,390	217,390	5,000	*

* Less than 1%

(1) Maximum number of shares of common stock to be sold pursuant to this prospectus includes 1,521,739 Warrant Shares issuable upon exercise of the Common Stock Warrants following Stockholder Approval. Edgar D. Jannotta Jr., as Trustee, may be deemed to be the beneficial owner of the shares held by the Edgar D. Jannotta Jr. Revocable Trust. The address of the Edgar D. Jannotta Jr. Revocable Trust is PO Box 504, Teton Village, WY 83025.

(2) Maximum number of shares of common stock to be sold pursuant to this prospectus includes 1,304,347 Warrant Shares issuable upon exercise of the Common Stock Warrants following Stockholder Approval. Erika C. Pearsall, as Trustee, may be deemed to be the beneficial owner of the shares held by the Granite Creek Exempt Trust. The address of the Granite Creek Exempt Trust is PO Box 504, Teton Village, WY 83025.

(3) Maximum number of shares of common stock to be sold pursuant to this prospectus includes 1,086,956 Warrant Shares issuable upon exercise of the Common Stock Warrants following Stockholder Approval. Steven Cohen, as Managing Member, may be deemed to be the beneficial owner of the shares held by Alta Partners LLC. The address of Alta Partners LLC is 1205 Franklin Ave., Suite 320, Garden City, NY 11530.

(4) Maximum number of shares of common stock to be sold pursuant to this prospectus includes 1,086,956 Warrant Shares issuable upon exercise of the Common Stock Warrants following Stockholder Approval. Edgar D. Jannotta, as Manager, may be deemed to be the beneficial owner of the shares held by Warwick Capital Partners LLC. The address of Warwick Partners LLC is PO Box 504, Teton Village, WY 83025.

(5) Maximum number of shares of common stock to be sold pursuant to this prospectus includes 652,173 Warrant Shares issuable upon exercise of the Common Stock Warrants following Stockholder Approval. The address of Mr. D’Antonio is 18 Westbury Court, Garden City, NY 11530.

(6) The address of Elevai Skincare, Inc. is 120 Newport Center Drive, Suite 250, Newport Beach, CA 92660. Elevai Skincare, Inc. is a wholly-owned subsidiary of PMGC Holdings Inc. (Nasdaq: ELAB). The number of shares of common stock owned prior to the offering excludes the 117,814 Holdback Shares issuable to Seller pursuant to the Asset Purchase Agreement being withheld by the Company for 12 months following the Acquisition Closing to secure certain indemnification obligations.

(7) Maximum number of shares of common stock to be sold pursuant to this prospectus includes 543,478 Warrant Shares issuable upon exercise of the Common Stock Warrants following Stockholder Approval. William Laverack, Jr., as Manager, may be deemed to be the beneficial owner of the shares held by Montauk, LLC. The address of Montauk, LLC is 9424 SE Kingsley Street, Hobe Sound, FL 33455.

(8) Maximum number of shares of common stock to be sold pursuant to this prospectus includes 434,782 Warrant Shares issuable upon exercise of the Common Stock Warrants following Stockholder Approval. Steven R. Quazzo, as Trustee, may be deemed to be the beneficial owner of the shares held by The Stephen R. Quazzo Trust dated 11/9/95. The address of The Stephen R. Quazzo Trust dated 11/9/95 is 1500 N. Lake Shore Drive, Apt. 21-C, Chicago, IL 60610.

(9) Maximum number of shares of common stock to be sold pursuant to this prospectus includes 434,782 Warrant Shares issuable upon exercise of the Common Stock Warrants following Stockholder Approval. Elizabeth F. Kontulis, as Trustee, may be deemed to be the beneficial owner of the shares held by the Trust for Descendants of Charles and Elizabeth Kontulis dated 1/27/10. The address of The Trust for the Descendants of Charles and Elizabeth Kontulis dated 1/27/10 is 2000 Brush Street, Suite 440, Detroit, MI 48226.

(10) Maximum number of shares of common stock to be sold pursuant to this prospectus includes 217,391 Warrant Shares issuable upon exercise of the Common Stock Warrants following Stockholder Approval. John Pernell, Jr., managing director of Polaris Prime Small Cap Value, L.P., has voting and investment power with respect to its shares and may be deemed to be the beneficial owner of the shares held by Polaris Prime Small Cap Value, L.P. The address of Polaris Prime Small Cap Value, L.P. is 825 Low Country Boulevard, Mt. Pleasant, SC 29464.

(11) Maximum number of shares of common stock to be sold pursuant to this prospectus includes 217,391 Warrant Shares issuable upon exercise of the Common Stock Warrants following Stockholder Approval. Erika C. Pearsall, as Trustee, may be deemed to be the beneficial owner of the shares held by the Maxwell H. Jannotta Revocable Trust. The address of the Maxwell H. Jannotta Revocable Trust is PO Box 504, Teton Village, WY 83025.

(12) Maximum number of shares of common stock to be sold pursuant to this prospectus includes 217,391 Warrant Shares issuable upon exercise of the Common Stock Warrants following Stockholder Approval. Erika C. Pearsall, as Trustee, may be deemed to be the beneficial owner of the shares held by the Samantha R. Jannotta Revocable Trust. The address of the Samantha R. Jannotta Revocable Trust is PO Box 504, Teton Village, WY 83025.

(13) Maximum number of shares of common stock to be sold pursuant to this prospectus includes 130,434 Warrant Shares issuable upon exercise of the Common Stock Warrants following Stockholder Approval. Jon Alpert, as Trustee, may be deemed to be the beneficial owner of the shares held by the Alpert Family Trust. The address of the Alpert Family Trust is 41 Fresco, Irvine, CA 92603.

(14) Maximum number of shares of common stock to be sold pursuant to this prospectus includes 108,695 Warrant Shares issuable upon exercise of the Common Stock Warrants following Stockholder Approval. The address of Mr. Savage III is 1727 Park Avenue, Richmond, VA 23220.

(15) Maximum number of shares of common stock to be sold pursuant to this prospectus includes 108,695 Warrant Shares issuable upon exercise of the Common Stock Warrants following Stockholder Approval. The address of Mr. Collins is 4265 Marina City Drive #915, Marina Del Rey, CA 90292.

DESCRIPTION OF SECURITIES BEING OFFERED

The following description is a summary of some of the terms of our common stock. The descriptions in this prospectus of our securities and our organizational documents do not purport to be complete and are subject to, and qualified in their entirety by reference to, our organizational documents, copies of which have been or will be filed or incorporated by reference as exhibits to the Registration Statement of which this prospectus form a part, and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”).

Common Stock

General. Under the Certificate of Incorporation, the Company is authorized to issue up to 270,000,000 shares of capital stock, consisting of 250,000,000 shares of common stock and 20,000,000 shares of preferred stock, par value $0.0001 per share (preferred stock").

Voting Rights. Except as otherwise provided in the Certificate of Incorporation or Bylaws, each stockholder is entitled to one vote for each share of common stock registered in the name of such stockholder upon the books of the Company. Except as otherwise required by law or the Certificate of Incorporation, at any annual or special meeting of the stockholders of the Company, holders of common stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders; provided, however, that, except as otherwise required by law or the Certificate of Incorporation, holders of shares of common stock shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series of preferred stock are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Designation or the DGCL.

Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the preferred stock, the holders of shares of common stock are entitled to receive, equally on a per share basis, such dividends and other distributions (payable in cash, property or capital stock of the Company) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Company legally available therefor. The Company has not historically paid any cash dividends on the common stock to date, and it does not intend to pay cash dividends in the foreseeable future. Any future determination related to the Company’s dividend policy will be made at the discretion of the Board and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospectus, contractual restrictions and covenants and other factors that the Board may deem relevant.

Liquidation Rights. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the preferred stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of common stock are entitled to receive all the remaining assets of the Company available for distribution to its stockholders, ratably in proportion to the number of shares held by them.

Preemptive Rights or Other Rights. No holder of shares of common stock are entitled to preemptive or subscription rights contained in the Certificate of Incorporation or in the Bylaws. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of the common stock will be subject to those of the holders of any shares of the preferred stock that the Company may issue in the future.

Common Stock Warrants

Each Common Stock Warrant is exercisable on first trading day immediately following the Stockholder Approval at an exercise price of $0.23 per share of common stock and has a term of five years from the issuance thereof. Under the Securities Purchase Agreement, the Company has agreed to hold a special or annual meeting of its stockholders within 90 days of the execution of the Securities Purchase Agreement for the purpose of obtaining the Stockholder Approval with respect to the issuance of the Warrant Shares pursuant to the applicable rules of Nasdaq and, if Stockholder Approval is not obtained at this first meeting, to call a meeting every 90 days thereafter until the earlier of the date on which Stockholder Approval is obtained or the Common Stock Warrants are no longer outstanding.

If at any time a registration statement covering the resale of the Warrant Shares is not currently effective and available for the resale of all such shares, then the holders of such Common Stock Warrants may exercise all or any part of their respective warrants in a “cashless” or “net-issue” exercise. Furthermore, the Common Stock Warrants contain anti-dilution provisions in the case of a subdivision or combination of our shares of common stock, stock dividends, any reclassification of common stock, and corporate events such as a reorganization, consolidation, merger, or sale of all or substantially all of our assets.

The Company is prohibited from effecting an exercise of the Common Stock Warrants to the extent that, as a result of such exercise, the holder together with the holder’s affiliates, would beneficially own more than 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of the Warrant Shares upon exercise of the Common Stock Warrant, which beneficial ownership limitation may be increased by the holder up to, but not exceeding, 9.99%.

Anti-Takeover Effects of Provisions of Delaware Law, the Certificate of Incorporation, and the Bylaws

The following paragraphs regarding certain provisions of the DGCL, the Certificate of Incorporation, and the Bylaws are summaries of the material terms thereof and do not purport to be complete. You are urged to read the applicable provisions of the DGCL, the Certificate of Incorporation and the Bylaws.

Delaware Anti-Takeover Law. We are subject to Section 203 of the DGCL (“Section 203”). Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:

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prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•
at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines a business combination to include:

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any merger or consolidation involving the corporation and the interested stockholder;
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any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
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subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
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subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
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the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with, associated with or controlling or controlled by such entity or person.

Certificate of Incorporation and Bylaws. The following provisions of the Certificate of Incorporation and Bylaws may make a change in control of the Company more difficult and could delay, defer or prevent a tender offer or other takeover attempt that a stockholder might consider to be in its best interest, including takeover attempts that might result in the payment of a premium to stockholders over the market price for their shares. These provisions also may promote the continuity of the Company’s management by making it more difficult for a person to remove or change the incumbent members of the Board. The Certificate of Incorporation and Bylaws:

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permit the Board to issue up to 20,000,000 shares of preferred stock, with any rights, preferences and privileges as the Board may designate, including the right to approve an acquisition or other change of control;
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provide that the number of directors of the Company may be changed only by resolution of the Board;
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provide that, subject to the rights of any series of preferred stock to elect directors, directors may be removed only with cause by the holders of at least 66 2/3% of the voting power of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class;
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provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;
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provide that special meetings of the Company’s stockholders may be called only by the Chairman of the Board, the President of the Company, the Board or the holders of not less than 50% of the outstanding stock entitled to vote at such meeting;
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provide that the Board will be divided into three classes of directors, with the directors serving three-year terms, therefore making it more difficult for stockholders to change the composition of the Board; and
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do not provide for cumulative voting rights, therefore allowing directors to be elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon

These provisions are intended to enhance the likelihood of continued stability in the composition of the Board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce the Company’s vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company’s shares and may have the effect of delaying changes in control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of the Company’s common stock.

Stock Exchange Listing

The common stock is listed on the Nasdaq Capital Market under the symbol “CTCX”.

Transfer Agent and Registrar

The transfer agent for the common stock is Continental Stock Transfer & Trust Company at 1 State St., 30th Floor, New York, NY 10004.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

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ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
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block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
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purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
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an exchange distribution or other exchange transaction effected in accordance with the rules of the applicable exchange;
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privately negotiated transactions;
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settlement of short sales;
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in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
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through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
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a combination of any such methods of sale; or
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any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option, forward sale or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the

Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to any applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by K&L Gates LLP, Irvine, California.

EXPERTS

The consolidated financial statements of Carmell Corporation as of December 31, 2023 and December 31, 2022, and for the years then ended, incorporated by reference in this prospectus have been audited by Adeptus Partners, LLC, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein. Such consolidated financial statements have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including the Company.

Our website address is www.carmellcostmetics.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D and 13G with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

This prospectus is part of the Registration Statement, but the Registration Statement includes and incorporates by reference additional information and exhibits. The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus:

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Our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on April 1, 2024, as amended by our Amendment No. 1 to the Annual Report on Form 10-K/A filed with the SEC on April 29, 2024.

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Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024, September 30, 2024 filed with the SEC on May 15, 2024, August 14, 2024 and November 14, 2024, respectively;

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Our Current Reports on Form 8-K filed with the SEC on January 5, 2024, January 17, 2024 (as amended by our Current Report on Form 8-K/A filed with the SEC on January 17, 2024), January 17, 2024 (as amended by our Current Report on Form 8-K/A filed with the SEC on January 17, 2024), January 17, 2024, January 17, 2024, January 17, 2024, March 26, 2024, April 1, 2024, April 4, 2024, July 17, 2024, July 29, 2024, August 30, 2024, October 3, 2024, December 31, 2024, January 3, 2025, January 16, 2025, and January 24, 2025;

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Our definitive Proxy Statement on Schedule 14A for our 2024 Annual Meeting of the Stockholders filed with the SEC on June 14, 2024; and

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The description of our shares of common stock contained in our registration statement on Form 8-A12B filed with the SEC on March 16, 2021, and any amendments or reports filed updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made on or after the date of the initial filing of the Registration Statement of which this prospectus forms a part and prior to effectiveness of such Registration Statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Securities Exchange Act of 1934, as amended shall be incorporated by reference into this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Carmell Corporation, 2403 Sidney Street, Suite 300, Pittsburgh, Pennsylvania 15203, or by telephoning at (412) 894-8248. Copies of the above reports may also be accessed from our web site at www.carmellcosmetics.com. We have authorized no one to provide you with any information that differs from that contained in this prospectus. Accordingly, you should not rely on any information that is not contained in this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of the front cover of this prospectus.

Carmell Corporation

9,332,250 Shares of Common Stock

8,065,210 Shares of Common Stock Issuable Upon the Exercise of Warrants to Purchase Shares of Common Stock

PROSPECTUS

February 12, 2025